Exhibit 99.1

Paratek Announces that Omadacycline Met All Primary and Secondary Efficacy Outcomes Designated by FDA and EMA in a Phase 3 Study in Acute Bacterial Skin Infections; Omadacycline was Generally Safe and Well-Tolerated

-	Company to host a webcast and conference call for investors at 4:30 pm EDT to review top-line results

BOSTON, June 16, 2016 - Paratek Pharmaceuticals, Inc. (Nasdaq: PRTK) announces today that the Phase 3 registration study comparing its once-daily, broad spectrum antibiotic, omadacycline, to linezolid in the treatment of acute bacterial skin and skin structure infections (ABSSSI) met the U.S. Food and Drug Administration (FDA)-specified primary efficacy endpoint of early clinical response. In addition, the study met the two European Medicines Agency (EMA)-specified co-primary efficacy endpoints for post-treatment evaluation. This positive study is the first of two Phase 3 registration studies designed to support omadacycline regulatory applications for the FDA and EMA.

“The successful achievement of these primary efficacy and secondary outcomes, combined with the safety and tolerability outcomes for both the oral and IV formulations of omadacycline is a significant step towards securing regulatory approval and advancing omadacycline to commercialization,” said Michael Bigham, Chairman and Chief Executive Officer of Paratek. “Increasingly, patients and physicians are faced with the growing challenge that existing antibiotic therapies are failing as pathogens develop resistance. The positive data from this registration study demonstrate the clear potential of omadacycline to treat serious community-acquired infections where resistance is of concern.”

The global pivotal Phase 3 registration study, known as OASIS (Omadacycline in Acute Skin and Skin Structure Infections Study), evaluated the efficacy and safety of an IV to oral  once-daily omadacycline against twice daily linezolid over a 7 to 14-day course of therapy in 645 treated patients. The primary efficacy endpoint for the FDA is Early Clinical Response (ECR) at 48 to 72 hours after the first dose of study drug in the modified Intent to Treat (mITT) population (patients without a potentially causative monomicrobial gram-negative infection). In the mITT analysis population, omadacycline achieved the primary efficacy endpoint of statistical non-inferiority (10% margin) compared to linezolid. The ECR for the omadacycline and linezolid treatment arms was 84.8% compared to 85.5%, respectively.

The co-primary efficacy endpoints for the EMA are the investigators assessment of clinical response at the post treatment evaluation (PTE) in the mITT and the clinically evaluable (CE) populations. In both populations at PTE, omadacycline achieved the primary efficacy endpoint of statistical non-inferiority (10% margin) compared to linezolid. In the mITT population at PTE, clinical success rates for the omadacycline and linezolid treatment arms were 86.1% and 83.6%, respectively. In the CE population at PTE, clinical success rates for the omadacycline and linezolid treatment arms were 96.3% and 93.5%, respectively. Omadacycline demonstrated comparable clinical success rates to linezolid caused by the most common ABSSSI pathogens, including methicillin-resistant Staphylococcus aureus (MRSA).

Omadacycline was generally safe and well tolerated. Among treatment-emergent adverse events (TEAEs), gastrointestinal events were most common in both treatment groups (18.0% for omadacycline and 15.8% for linezolid): the most common individual TEAEs ( ≥ 3% in either group) included nausea (12.4% vs. 9.9%), vomiting (5.3% vs. 5.0%), and diarrhea (2.2% vs. 3.1%) for omadacycline and linezolid, respectively. Discontinuation for gastrointestinal TEAEs was uncommon, occurring in only one omadacycline patient (vomiting) and one linezolid patient (nausea and constipation).

Infusion site reactions associated with IV study drug therapy occurred in 9.6% of omadacycline patients and 8.4% of linezolid patients, none of which led to study drug discontinuation. Serious TEAEs occurred in 3.4% of omadacycline patients and 2.5% of linezolid patients, none of which were considered related to study drug. Two deaths occurred during the study, both in the linezolid group (cardiac arrest and cardiac failure).

Results of this study, including the results of the secondary endpoints, will be presented at an upcoming scientific congress.

“These Phase 3 data are highly encouraging and continue to support our belief and confidence in the efficacy and safety profile of omadacycline, which has now been evaluated in more than 1,000 subjects in clinical trials. We believe omadacycline has the potential to provide physicians with an important new well-tolerated, broad spectrum, once-daily, oral and IV antibiotic to treat serious, often life-threatening, community-acquired infections.” said Evan Loh, M.D., President and Chief Medical Officer.   “The successful completion of our first registration study is a major milestone for Paratek and we are grateful to the patients, investigators, the dedicated Paratek team, and our partners for their efforts in helping us advance the development of omadacycline."

Conference Call and Web Cast

The company will host a webcast and conference call for investors at 4:30 pm ET today. The live webcast can be accessed under "Events and Presentations" in the Investor Relations section of Paratek’s website at www.paratekpharma.com. The webcast can also be accessed at this link http://public.viavid.com/index.php?id=119984. The webcast will be available for one year.

Domestic callers wishing to participate in the call should dial (877) 407-9039 using conference ID and international callers should dial (201) 689-8470. The conference ID is 13639552. Replays of the call will be available until June 30, 2016. Using the same conference ID, replays can be accessed by domestic callers by dialing (877) 870-5176. International callers should dial (858) 384-5517.

About Acute Bacterial Skin and Skin Structure Infections (ABSSSIs)

Acute Bacterial Skin and Skin Structure Infections are responsible for more than 750,000 hospitalizations per year (latest data available, 2011), representing a 17.3% increase in hospitalized ABSSSI patients from 2005 to 2011.

About Paratek Pharmaceuticals, Inc.

Paratek Pharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of innovative therapies based upon its expertise in novel tetracycline chemistry. Paratek's lead product candidate, omadacycline, is the first in a new class of tetracyclines known as aminomethylcyclines, with broad-spectrum activity against Gram-positive, Gram-negative and atypical bacteria. In June 2016 Paratek announced positive efficacy data in a Phase 3 registration study in ABSSSI demonstrating the efficacy and safety of omadacycline compared to linezolid. A Phase 3 registration study for CABP comparing omadacycline to moxifloxacin was initiated in November 2015 and top line data is expected as early as the third quarter of 2017. A phase 1b study in uncomplicated urinary tract infections (UTI) was initiated in May 2016.  Omadacycline has been granted Fast Track status by the U.S. Food and Drug Administration.

Omadacycline is a new once-daily oral and IV, well-tolerated broad spectrum antibiotic being developed for use as empiric monotherapy for patients suffering from serious community-acquired bacterial infections, such as acute bacterial skin and skin structure infections, community acquired bacterial pneumonia, urinary tract infections and other community-acquired bacterial infections, particularly when antibiotic resistance is of concern to prescribing physicians.

Paratek's second Phase 3 product candidate, sarecycline, is designed to be a well-tolerated, once-daily, oral, narrow spectrum tetracycline-derived antibiotic with potent anti-inflammatory properties for the potential treatment of acne and rosacea in the community setting. Allergan owns the U.S. rights for the development and commercialization of sarecycline. Paratek retains all ex-U.S. rights. Allergan initiated two identical Phase 3 registration studies in December 2014 for sarecycline for the treatment of moderate to severe acne vulgaris.

For more information, visit www.paratekpharma.com.

Forward Looking Statement

Certain statements in this press release, including Paratek’s statements regarding the potential for omadacycline to treat serious, often life threatening, community-acquired infections and the projected availability of top line data from Paratek’s Phase 3 registration study for CABP, are forward-looking statements. These forward-looking statements are based upon Paratek's current expectations and involve substantial risks and uncertainties. These risks and uncertainties include, but are not limited to: (i) failure to obtain regulatory approval of our product candidates, (ii) if we obtain regulatory approval for our product candidates, the terms of such approval may limit how we manufacture and market our product candidates, (iii) the need for substantial additional funding to complete the development and commercialization of product candidates and (iv) risks that data to date and trends may not be predictive of future results. These and other risk factors are discussed under "Risk Factors" and elsewhere in Paratek's Annual Report on Form 10-K for the year ended December31, 2015 and Paratek's other filings with the Securities and Exchange Commission. Paratek expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein.

CONTACTS:

Media:	Investors:
Michael Lampe	Hans Vitzthum
Scient Public Relations	LifeSci Advisors, LLC.
(484) 575-5040	212-915-2568
michael@scientpr.com